Exhibit 10.2

This AGREEMENT (this “Agreement”) is made and entered into as of January 11, 2023, by and between Computer Programs and Systems, Inc., a Delaware corporation (the “Company”), and Troy Rosser (the “Grantee”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Computer Programs and Systems, Inc. 2019 Incentive Plan (as amended, the “Plan”) or the Award Agreements (as defined below), as applicable.

WHEREAS, the Grantee has received and continues to hold on the date hereof the following Awards under the Plan: (i) a Performance Share Award under Section 7.3 of the Plan pursuant to a Performance Share Award Agreement (One-Year) by and between the Company and the Grantee dated March 7, 2019 (the “Performance Share Award Agreement”); and (ii) Awards of Restricted Stock under Section 7.2 of the Plan pursuant to Restricted Stock Award Agreements by and between the Company and the Grantee dated March 6, 2020, March 8, 2021 and March 7, 2022 (collectively, the “Restricted Stock Award Agreements”), and, together with the Performance Share Award Agreement, the “Award Agreements”); and

WHEREAS, the Grantee’s Continuous Service to the Company is expected to terminate on December 31, 2022 (the “Termination Date”); and

WHEREAS, the Company and Grantee desire to amend the Award Agreements in order for (i) the unvested portion of the Awards of Restricted Stock under the Restricted Stock Award Agreements to continue to vest according to their terms following, and irrespective of, the termination of the Grantee’s Continuous Service to the Company on the Termination Date, until March 8, 2024; and (ii) the Grantee to continue to be eligible to earn the unearned Performance Share Award under the Performance Share Award Agreement according to its terms following, and irrespective of, the termination of the Grantee’s Continuous Service on the Termination Date, until March 6, 2023; and

WHEREAS, pursuant to Section 3.1 of the Plan, the Compensation Committee of the Board of Directors of the Company (i) has the full power and authority to administer the Plans, including the authority to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting or the term of any outstanding Award, and (ii) has approved the Company entering into this Agreement with the Grantee; and

WHEREAS, in consideration for the Grantee’s receipt of the benefits conferred by the amendments of the Award Agreements provided for herein, the Grantee agrees to abide by certain non-solicitation and non-competition provisions set forth herein until March 8, 2024.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Each of the Restricted Stock Award Agreements is hereby amended such that the requirement contained therein that the Grantee remain in Continuous Service through the applicable vesting date will be waived until March 9, 2024. For the sake of clarity, this will result in the number of shares of Restricted Stock vesting on the dates listed below:

Number of Shares of Restricted Stock	Vesting Date	Original Grant Date
2,010	3/6/23	3/6/20
1,593	3/7/23	3/7/22
1,754	3/8/23	3/8/21
1,592	3/7/24	3/7/22
1,754	3/8/24	3/8/21

2. The Performance Share Award Agreement is hereby amended such that the requirement contained therein that the Grantee remain in Continuous Service through the applicable Vesting Date is waived until March 7, 2023. For the sake of clarity, this will result in 969 shares of Restricted Stock vesting on March 7, 2023.

3. The Performance Share Award Agreement is hereby amended such that in the event of the Grantee’s death or Disability before all of the Earned Shares have vested pursuant to the Performance Share Award Agreement, 100% of the then unvested Earned Shares shall vest as of such date and no longer be subject to forfeiture or any further vesting requirements pursuant to the Performance Share Award Agreement.

4. Except as set forth herein, the Award Agreements shall remain in full force and effect.

5. In consideration for the Grantee’s receipt of the benefits conferred by the amendments of the Award Agreements set forth above, the Grantee agrees not to take any of the following actions, directly or indirectly, without the prior written consent of the Company, through March 8, 2024: (a) solicit or hire for the Grantee’s benefit or for the benefit of any third party the services of any of the Company’s or its Affiliates’ employees; (b) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates; or (c) provide consultative services to, with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, general partner, employee or otherwise with, any business, individual, partner, firm, corporation or other entity which is currently or at that particular point in time in competition with the business of the Company or any of its Affiliates. Nothing in this section is intended to prevent the Grantee from owning up to one percent (1%) of the publicly traded stock of any company.

6. For the sake of clarity, the parties agree that this Agreement has no effect on either party’s rights and obligations under the Performance Share Award Agreement (Three-Year), dated March 6, 2020, and that the Grantee remains eligible to receive any Earned Shares based on whether, and to what extent, the Performance Goal for the Performance Period (all as defined therein) has been achieved.

7. The parties hereto agree to execute and deliver such other instruments and take such other actions as may be necessary to carry out the intent and purpose of this Agreement.

8. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above.

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:	/s/ Matt J. Chambless
Name: Matt J. Chambless
Its: Chief Financial Officer

/s/ Troy Rosser
Troy Rosser

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